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                       [LOGO OF ACCREDITED HOME LENDERS]


                                                                   EXHIBIT 10.19

August 1, 2001


Mr. Joseph J. Lyndon
Accredited Home Lenders, Inc.
15030 Avenue of Science, Suite 100
San Diego, CA 92128


Re:  Supplemental Compensation
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Dear Joe:

As you know, when you were originally hired by Accredited Home Lenders, Inc. ("Accredited"), it was contemplated that a portion of your compensation package for successful performance would consist of obtaining a substantial ownership position in Accredited at a fairly limited cost to you. As you are also aware, the stock option grants which you have received from Accredited to achieve such ownership position do not achieve the economic results contemplated by you and Accredited with respect to such ownership position. In order to rectify that situation, Accredited has agreed to pay you, during your continued employment with Accredited, supplemental compensation payments of $238,000 each on August 1, 2002, and on each August 1 thereafter through August 1, 2005. This supplemental compensation shall be in addition to and shall have no impact upon the base salary and bonus to which you are already otherwise entitled, but shall not in anyway be deemed to be a guaranty of your continued employment with Accredited, such employment continuing to be "at will". If your employment with Accredited should terminate before August 1, 2005, you shall be entitled, upon such termination, to a portion of the supplemental compensation payable on the following August 1, prorated on the basis of the number of days elapsed since the preceding August 1. Any subsequent payments shall be forfeited.

Please let me know if you have any questions regarding the foregoing.

Sincerely,


/s/ James A. Konrath
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James A. Konrath
Chief Executive Officer